Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-207759) of Shell Midstream Partners, L.P. of our report dated November 10, 2015 relating to the financial statements of Shell Auger and Lockport Operations, which appears in this Current Report on Form 8-K/A of Shell Midstream Partners, L.P.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

November 20, 2015